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                                                                      EXHIBIT 11

                       ESTERLINE TECHNOLOGIES CORPORATION
           Computation of Basic and Diluted Earnings Per Common Share
     For the Three Month Periods Ended January 28, 2005 and January 30, 2004
                                   (Unaudited)
                    (In thousands, except per share amounts)

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                                                                                        Three Months Ended
                                                                                -----------------------------------
                                                                                  January 28,         January 30,
                                                                                     2005                2004
                                                                                ---------------    ----------------
                                                                                  (Restated)          (Restated)
Net Sales                                                                       $       190,243    $        129,454
Gross Margin                                                                             58,551              38,680

Income From Continuing Operations                                                        10,195                 114
Income From Discontinued Operations, Net of Tax                                           7,415                 292
                                                                                ---------------    ----------------

Net Earnings                                                                    $        17,610    $            406
                                                                                ===============    ================

Basic

Weighted Average Number of Shares Outstanding                                            24,034              21,099
                                                                                ===============    ================

Earnings Per Share - Basic
     Continuing operations                                                      $           .42    $            .01
     Discontinued operations                                                                .31                 .01
                                                                                ---------------    ----------------

     Earnings per share - basic                                                 $           .73    $            .02
                                                                                ===============    ================

Diluted

Weighted Average Number of Shares Outstanding                                            24,034              21,099
Net Shares Assumed to be Issued for Stock Options                                           387                 337
                                                                                ---------------    ----------------

Weighted Average Number of Shares
     and Equivalent Shares Outstanding - Diluted                                         24,421              21,436
                                                                                ===============    ================

Earnings Per Share - Diluted
     Continuing operations                                                      $           .42    $            .01
     Discontinued operations                                                                .30                 .01
                                                                                ---------------    ----------------

     Earnings per share - diluted                                               $           .72    $            .02
                                                                                ===============    ================
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